Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations and FP&A
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS
On September 12, 2024, American Tower Corporation (the “Company” or “American Tower”) completed the sale of 100% of the equity interests in its operations in India (“ATC TIPL” or “ATC India”) to Data Infrastructure Trust, an Infrastructure Investment Trust sponsored by an affiliate of Brookfield Asset Management (the “ATC TIPL Transaction”). The ATC TIPL Transaction qualified for presentation as discontinued operations. Prior to the divestiture and classification as discontinued operations, ATC TIPL’s operating results were included within the Asia-Pacific property segment. Accordingly, the operating results of ATC TIPL are reported as discontinued operations for all periods presented. Please refer to the footnotes and definitions in this release regarding treatment of discontinued operations.

CONSOLIDATED HIGHLIGHTS
Third Quarter 2024(1)
●	Total revenue grew by less than 0.1% to $2,522 million
●	Total property revenue decreased 1.0% to $2,470 million
●	Net income decreased 235.2% to a net loss of $(780) million(2)(3)(4)
●	Adjusted EBITDA decreased 0.9% to $1,687 million
●	Net income attributable to AMT common stockholders decreased 235.0% to a net loss of $(792) million(2)(3)(4)
●	AFFO attributable to AMT common stockholders increased 2.6% to $1,237 million
●	AFFO attributable to AMT common stockholders, as adjusted, increased 3.3% to $1,181 million(5)
Boston, Massachusetts – October 29, 2024: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2024.
Steven Vondran, American Tower’s Chief Executive Officer, stated, “Adjusted for certain non-cash items in the quarter, including the loss taken upon closing our ATC India sale, our third quarter results continue to reflect the unabating demand for our global portfolio of communications infrastructure assets, underpinning the expectations we laid out at the start of the year. Carrier rollouts of 5G coverage are supporting robust activity levels in the U.S. and Europe, while emerging markets, particularly in Africa, are also seeing healthy pipelines of new business driven by network upgrades and coverage expansion.
Additionally, CoreSite delivered another fantastic quarter of new leasing, and is on pace for its third consecutive year of record sales, as accelerating hybrid-IT deployments and early signs of AI-related workloads fuel demand. Importantly, we’ve continued to execute on our previously communicated strategic priorities to enhance our portfolio, drive cost efficiencies across the business, prudently manage our capital structure, and drive a higher quality of earnings. We therefore expect to finish the year strong and be well-positioned to deliver high-quality, attractive earnings growth and shareholder returns into 2025 and beyond.”
CONSOLIDATED OPERATING RESULTS OVERVIEW(1)
American Tower generated the following operating results for the quarter ended September 30, 2024 (all comparative information is presented against the quarter ended September 30, 2023).

($ in millions, except per share amounts.)	Q3 2024	Growth Rate
Total revenue	$2,522	0.0%
Total property revenue	$2,470	(1.0)%
Total Tenant Billings Growth	$106	5.9%
Organic Tenant Billings Growth	$94	5.2%
Property Gross Margin	$1,843	(1.4)%
Property Gross Margin %	74.6%
Net loss(2)(3)(4)	$(780)	(235.2)%
Net loss attributable to AMT common stockholders(2)(3)(4)	$(792)	(235.0)%
Net loss attributable to AMT common stockholders per diluted share(2)(3)(4)	$(1.69)	(234.1)%
Adjusted EBITDA	$1,687	(0.9)%
Adjusted EBITDA Margin %	66.9%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(3)	$857	(44.2)%
AFFO attributable to AMT common stockholders	$1,237	2.6%
AFFO attributable to AMT common stockholders per Share	$2.64	2.3%
AFFO attributable to AMT common stockholders, as adjusted(5)	$1,181	3.3%
AFFO attributable to AMT common stockholders per Share, as adjusted(5)	$2.52	2.9%

Cash provided by operating activities	$1,469	13.0%
Less: total cash capital expenditures(6)	$433	6.0%
Free Cash Flow	$1,037	16.2%

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(1)Results for total revenue, total property revenue, total Tenant Billings Growth, Organic Tenant Billings Growth, Property Gross Margin, Adjusted EBITDA, AFFO attributable to AMT common stockholders, as adjusted, and AFFO attributable to AMT common stockholders per Share, as adjusted, exclude the impacts associated with discontinued operations related to the ATC TIPL Transaction. Net loss, Net loss attributable to AMT common stockholders, Net loss attributable to AMT common stockholders per diluted share, Nareit Funds From Operations (FFO) attributable to AMT common stockholders, AFFO attributable to AMT common stockholders, AFFO attributable to AMT common stockholders per Share, Cash provided by operating activities, total cash capital expenditures and Free Cash Flow include the impacts associated with discontinued operations related to the ATC TIPL Transaction.
(2)Q3 2024 growth rates were impacted by a loss on the sale of ATC TIPL of $1.2 billion in the current-year period, which primarily included the reclassification of the Company’s cumulative translation adjustment in India upon exiting the market of $1.1 billion. The loss on sale of ATC TIPL is included in Loss from discontinued operations, net of taxes in the consolidated statements of operations. Q3 2024 growth rates were also impacted by an impairment charge of $322.0 million recognized in the prior-year period.
(3)Q3 2024 growth rates impacted by foreign currency losses of $(337.4) million in the current period, as compared to foreign currency gains of $239.0 million in the prior-year period.
(4)Q3 2024 growth rates positively impacted by the Company’s extension of the estimated useful lives of its tower assets and the estimated settlement dates for its asset retirement obligations, which is expected to result in a decrease of approximately $730 million in depreciation and amortization expense and a decrease of approximately $75 million in accretion expense for the twelve months ended December 31, 2024, as compared to the twelve months ended December 31, 2023. The Company estimates that such decreases will be relatively evenly distributed by quarter throughout the current year.
(5)Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility (as defined below), at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the India Term Loan (as defined below), as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.
(6)Q3 2024 cash capital expenditures includes $9.5 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended September 30, 2024, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2024(1)
Distributions per share	$1.62
Aggregate amount (in millions)	$757.0
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(1)    The distribution declared on September 12, 2024 was paid on October 25, 2024 to stockholders of record as of the close of business on October 9, 2024.

Capital Expenditures – During the third quarter of 2024, total capital expenditures were approximately $433 million, of which $43 million was for non-discretionary capital improvements and corporate capital expenditures. Total capital expenditures and non-discretionary capital improvements and corporate capital expenditures included expenditures in India in the amounts of $8 million and $2 million, respectively. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Other Events – During the three months ended September 30, 2024, the Company, through its subsidiary, ATC Asia Pacific Pte. Ltd., entered into agreements pursuant to which it expects to sell 100% of the ownership interests in its subsidiaries in Australia (“ATC Australia”) and New Zealand (“ATC New Zealand”) for total aggregate consideration of approximately $78.2 million as of the dates of signing, subject to certain adjustments. ATC Australia and ATC New Zealand’s operating results are included within the Asia-Pacific property segment. The divestitures will not qualify for presentation as discontinued operations.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2024, the Company’s Net Leverage Ratio was 5.2x net debt (total debt less cash and cash equivalents) to third quarter 2024 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio(1) ($ in millions, totals may not add due to rounding.)	As of September 30, 2024
Total debt	$37,098
Less: Cash and cash equivalents	2,150
Net Debt	$34,948
Divided By: Third quarter annualized Adjusted EBITDA(2)	6,746
Net Leverage Ratio	5.2x
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(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)Q3 2024 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of September 30, 2024, the Company had approximately $10.9 billion of total liquidity, consisting of approximately $2.2 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $8.8 billion under its revolving credit facilities, net of any outstanding letters of credit.

During the third quarter of 2024, the Company used proceeds from the ATC TIPL Transaction to repay existing indebtedness under its $6.0 billion senior unsecured multicurrency revolving credit facility (the “2021 Multicurrency Credit Facility”).
Additionally, on September 12, 2024, the Company repaid all amounts outstanding under its 10.0 billion INR (approximately $120 million at the date of borrowing) unsecured term loan in India, as amended in January 2024 (the “India Term Loan”), in connection with the completion of the ATC TIPL Transaction.

FULL YEAR 2024 OUTLOOK

The following full year 2024 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 29, 2024. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking statements” included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 29, 2024 through December 31, 2024: (a) 1,110 Argentinean Pesos; (b) 1.49 Australian Dollars; (c) 121.70 Bangladeshi Taka; (d) 5.70 Brazilian Reais; (e) 1.38 Canadian Dollars; (f) 945 Chilean Pesos; (g) 4,270 Colombian Pesos; (h) 0.93 Euros; (i) 16.10 Ghanaian Cedis; (j) 130 Kenyan Shillings; (k) 20.00 Mexican Pesos; (l) 1.64 New Zealand Dollars; (m) 1,700 Nigerian Naira; (n) 7,890 Paraguayan Guarani; (o) 3.80 Peruvian Soles; (p) 57.90 Philippine Pesos; (q) 17.80 South African Rand; (r) 3,710 Ugandan Shillings; and (s) 610 West African CFA Francs.
The Company’s outlook reflects estimated negative impacts of foreign currency exchange rate fluctuations to total property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders of approximately $25 million, $20 million and $17 million, respectively, relative to the Company’s prior 2024 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s 2024 outlook for total property revenue and Adjusted EBITDA will be presented on a continuing operations basis, and the changes as compared to the Company’s prior 2024 outlook described below are on the same basis. Net Income, Net income attributable to AMT common stockholders, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share will include discontinued operations, and the changes as compared to the Company’s prior 2024 outlook described below are on the same basis. The Company’s 2024 outlook also includes estimates for AFFO attributable to AMT common stockholders, as adjusted, and AFFO attributable to AMT common stockholders per Share, as adjusted.
The Company is raising the midpoints of its full year 2024 outlook for total property revenue and Adjusted EBITDA by $15 million and $5 million, respectively. The Company is reducing the midpoints of its full year 2024 outlook for Net Income and Net income attributable to AMT common stockholders by $1,238 million and $1,253 million, respectively, primarily due to a recorded loss on the sale of ATC TIPL of $1.2 billion, which primarily included the reclassification of the Company’s cumulative translation adjustment in India upon exiting the market of $1.1 billion. The Company is reducing the midpoints of its full year 2024 outlook for AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share by $30 million and $0.07, respectively, due to the closing timing for the sale of ATC India, which was not assumed in the prior outlook. Excluding the impacts associated with the updated closing timing, the Company is raising its AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share midpoints by $25 million and $0.05, respectively.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2024 Outlook(1): ($ in millions, except per share amounts.)	Full Year 2024			Midpoint Growth Rates vs. Prior Year
Total property revenue(2)	$9,890	to	$9,980	0.7%
Net income	1,992	to	2,072	48.6%
Net income attributable to AMT common stockholders	1,952	to	2,032	34.3%
Adjusted EBITDA	6,770	to	6,850	1.8%
AFFO attributable to AMT common stockholders	4,890	to	4,970	6.9%
AFFO attributable to AMT common stockholders per Share	$10.45	to	$10.62	6.7%
AFFO attributable to AMT common stockholders, as adjusted(3)	4,616	to	4,696	5.9%
AFFO attributable to AMT common stockholders per Share, as adjusted(3)	$9.86	to	$10.03	5.7%
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(1)2024 outlook and the prior year period results for total property revenue, Adjusted EBITDA, AFFO attributable to AMT common stockholders, as adjusted, and AFFO attributable to AMT common stockholders per Share, as adjusted, exclude the impacts associated with discontinued operations related to the ATC TIPL Transaction. Net Income, Net income attributable to AMT common stockholders, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share include the impacts associated with discontinued operations related to the ATC TIPL Transaction.
(2)Includes U.S. & Canada segment property revenue of $5,245 million to $5,255 million, international property revenue of $3,725 million to $3,795 million and Data Centers segment property revenue of $920 million to $930 million, reflecting midpoint growth rates of 0.6%, (1.5)% and 10.8%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of approximately 3% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of over 6% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.
(3)Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the India Term Loan, as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.

2024 Outlook for Total Property revenue, at the midpoint, includes the following components(1)(2): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(3)	International Property(4)	Data Centers Property(5)	Total Property
International pass-through revenue	N/A	$1,027	N/A	$1,027
Straight-line revenue	232	33	10	275
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(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)For additional discussion regarding these components, please refer to “Revenue Components” below.
(3)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(4)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(5)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2024 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1)(2): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(3)	Total Property
Organic Tenant Billings	~4.7%	~6%	~5%
New Site Tenant Billings	~0%	>2%	~1%
Total Tenant Billings Growth	~4.7%	>8%	~6%
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(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)International property Tenant Billings Growth reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures(1): ($ in millions, totals may not add due to rounding.)
	Full Year 2024
Discretionary capital projects(2)	$780	to	$810
Ground lease purchases	125	to	145
Start-up capital projects	65	to	85
Redevelopment	365	to	395
Capital improvement	155	to	165
Corporate	10	—	10
Total	$1,500	to	$1,610
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(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)Includes the construction of 1,800 to 2,600 communications sites globally and $480 million of development spend in the Company’s Data Centers segment.

Reconciliation of Outlook for Adjusted EBITDA to Net income(1): ($ in millions, totals may not add due to rounding.)
	Full Year 2024
Net income	$1,992	to	$2,072
Net loss (income) from discontinued operations, net of taxes	978	—	978
Interest expense	1,415	to	1,405
Depreciation, amortization and accretion	2,025	to	2,035
Income tax provision	385	—	385
Stock-based compensation expense	185	—	185
Other, including other operating expenses, interest income, (gain) loss on retirement of long-term obligations and other (income) expense	(210)	—	(210)
Adjusted EBITDA	$6,770	to	$6,850
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(1)All line items, except for Net income and Net loss (income) from discontinued operations, net of taxes, exclude the operating results of ATC TIPL, which are reported as discontinued operations.

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2024
Net income	$1,992	to	$2,072
Straight-line revenue	(275)	—	(275)
Straight-line expense	48	—	48
Depreciation, amortization and accretion	2,025	to	2,035
Stock-based compensation expense	185	—	185
Deferred portion of income tax and other income tax adjustments	104	—	104
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, (gain) loss on retirement of long-term obligations, other (income) expense and long-term deferred interest charges	(22)	—	(22)
Capital improvement capital expenditures	(155)	to	(165)
Corporate capital expenditures	(10)	—	(10)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests	(346)	—	(346)
Adjustments for discontinued operations	1,344	—	1,344
AFFO attributable to AMT common stockholders	$4,890	to	$4,970
Divided by weighted average diluted shares outstanding (in thousands)	468,000	—	468,000
AFFO attributable to AMT common stockholders per Share	$10.45	to	$10.62
AFFO attributable to AMT common stockholders from discontinued operations	(365)	—	(365)
AFFO attributable to American Tower Corporation common stockholders from continuing operations	$4,524	to	$4,604
Adjustment for interest expense savings associated with the use of ATC TIPL Transaction proceeds	92	—	92
AFFO attributable to AMT common stockholders, as adjusted(1)	$4,616	to	$4,696
AFFO attributable to AMT common stockholders per Share, as adjusted(1)	$9.86	to	$10.03
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(1)Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the India Term Loan, as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2024 and its updated outlook for 2024. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 8979882
When available, a replay of the call can be accessed until 11:59 p.m. ET on November 12, 2024. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 8827192
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 148,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders, as adjusted, AFFO attributable to American Tower Corporation common stockholders per Share, AFFO attributable to American Tower Corporation common stockholders per Share, as adjusted, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

During the three months ended March 31, 2024, the Company updated its presentation of Nareit FFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders to remove separate presentation of Consolidated AFFO. The Company believes this presentation better aligns its reporting with management’s current approach of allocating capital and resources, managing growth and profitability and assessing the operating performance of its business. The change in presentation has no impact on the Company’s Nareit FFO attributable to American Tower Corporation common stockholders or AFFO attributable to American Tower Corporation common stockholders for any periods. Historical financial information included below has been adjusted to reflect the change in presentation.
During the three months ended September 30, 2024, the Company updated its presentation of Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders and Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders per Share to add both metrics on an “as adjusted” basis. AFFO attributable to American Tower Corporation common stockholders, as adjusted, and AFFO attributable to American Tower Corporation common stockholders per Share, as adjusted, represent AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. The Company believes this presentation better aligns its reporting with management’s current approach of allocating capital and resources, managing growth and profitability and assessing the continuing operating performance of its business. Historical financial information included below has been adjusted to reflect the change in presentation.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. In certain cases, this could also include the net impact of certain divestitures. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before Income (loss) from equity method investments; Income (loss) from discontinued operations, net of taxes; Income tax benefit (provision); Other income (expense); Gain (loss) on retirement of long-term obligations; Interest expense; Interest income; Other operating income (expense), including Goodwill impairment; Depreciation, amortization and accretion; and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and discontinued operations. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, and (viii) other operating income (expense), less cash payments related to capital improvements and cash payments related to corporate capital expenditures and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations, which includes the impact of noncontrolling interests and discontinued operations on both Nareit FFO and the corresponding adjustments included in AFFO. The Company believes this measure provides valuable insight into the operating performance of its assets by further adjusting the Nareit AFFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may otherwise cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. The Company believes providing this metric, excluding the impacts of noncontrolling interests, enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
AFFO attributable to American Tower Corporation common stockholders, as adjusted: Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the India Term Loan, as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.
AFFO attributable to American Tower Corporation common stockholders per Share, as adjusted: AFFO attributable to American Tower Corporation common stockholders, as adjusted, divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including the impacts associated with discontinued operations and payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net debt (total long-term debt, including current portion, and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents) divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2024 outlook and other targets, foreign currency exchange rates, the creditworthiness and financial strength of our customers, the expected impacts of strategic partnerships on our business, our expectations for the closing of signed agreements and the expected impacts of such agreements on our business and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industries may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) competition to purchase assets could adversely affect our ability to achieve our return on investment criteria; (8) strategic partnerships, and divestitures, such as the Pending ATC TIPL Transaction, may materially and adversely affect our financial condition, results of operations or cash flows; (9) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and may reduce funds available to satisfy our distribution requirements; (10) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (11) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (12) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (13) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (14) we may be adversely affected by regulations related to climate change; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that is provided in the section entitled “Risk Factors” in our most recent annual report on Form 10-K, and other risks described in documents we subsequently file from time to time with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,150.3	$1,753.7
Restricted cash	131.9	119.7
Accounts receivable, net	537.8	547.5
Prepaid and other current assets	579.6	559.5
Current assets of discontinued operations	—	729.6
Total current assets	3,399.6	3,710.0
PROPERTY AND EQUIPMENT, net	19,277.5	18,863.2
GOODWILL	12,045.7	12,083.5
OTHER INTANGIBLE ASSETS, net	15,195.1	15,932.3
DEFERRED TAX ASSET	143.3	179.1
DEFERRED RENT ASSET	3,662.4	3,478.2
RIGHT-OF-USE ASSET	8,328.9	8,205.1
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	764.3	755.3
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	$—	$2,820.9
TOTAL	$62,816.8	$66,027.6
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$221.3	$251.3
Accrued expenses	982.3	1,052.8
Distributions payable	779.3	906.2
Accrued interest	260.1	384.2
Current portion of operating lease liability	599.8	690.4
Current portion of long-term obligations	3,730.5	3,067.3
Unearned revenue	496.2	433.8
Current liabilities of discontinued operations	—	463.3
Total current liabilities	7,069.5	7,249.3
LONG-TERM OBLIGATIONS	33,367.8	35,734.0
OPERATING LEASE LIABILITY	7,083.2	6,815.3
ASSET RETIREMENT OBLIGATIONS	2,503.1	2,080.0
DEFERRED TAX LIABILITY	1,401.4	1,310.6
OTHER NON-CURRENT LIABILITIES	1,198.9	1,149.8
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	823.2
Total liabilities	52,623.9	55,162.2
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	15,013.8	14,872.9
Distributions in excess of earnings	(4,893.5)	(3,638.8)
Accumulated other comprehensive loss	(5,182.2)	(5,739.5)
Treasury stock	(1,301.2)	(1,301.2)
Total American Tower Corporation equity	3,641.7	4,198.2
Noncontrolling interests	6,551.2	6,667.2
Total equity	10,192.9	10,865.4
TOTAL	$62,816.8	$66,027.6

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES:
Property	$2,469.9	$2,494.9	$7,449.6	$7,434.1
Services	52.4	26.2	130.0	122.0
Total operating revenues	2,522.3	2,521.1	7,579.6	7,556.1
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	626.9	625.5	1,859.2	1,877.0
Services	24.9	12.5	60.8	48.8
Depreciation, amortization and accretion	498.5	723.2	1,527.9	2,203.6
Selling, general, administrative and development expense(1)	227.7	220.3	690.3	700.8
Other operating expense	5.1	26.6	5.0	213.2
Total operating expenses	1,383.1	1,608.1	4,143.2	5,043.4
OPERATING INCOME	1,139.2	913.0	3,436.4	2,512.7
OTHER INCOME (EXPENSE):
Interest income	37.7	33.3	103.1	85.0
Interest expense	(356.8)	(356.5)	(1,083.3)	(1,040.6)
Loss on retirement of long-term obligations	—	—	—	(0.3)
Other (expense) income (including foreign currency (losses) gains of $(337.4), $239.0, $(231.4), and $47.1, respectively	(269.6)	234.5	(137.1)	41.3
Total other expense	(588.7)	(88.7)	(1,117.3)	(914.6)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	550.5	824.3	2,319.1	1,598.1
Income tax provision	(122.4)	(49.5)	(291.1)	(98.4)
NET INCOME FROM CONTINUING OPERATIONS	$428.1	$774.8	$2,028.0	$1,499.7
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	$(1,208.5)	$(197.5)	$(978.3)	$(145.9)
NET (LOSS) INCOME	(780.4)	577.3	1,049.7	1,353.8
Net (income) loss attributable to noncontrolling interests	(11.9)	9.6	(24.3)	44.6
NET (LOSS) INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$(792.3)	$586.9	$1,025.4	$1,398.4
NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$416.2	$784.4	$2,003.7	$1,544.3
NET LOSS FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$(1,208.5)	$(197.5)	$(978.3)	$(145.9)
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income from continuing operations attributable to American Tower Corporation common stockholders	$0.89	$1.68	$4.29	$3.31
Basic net loss from discontinued operations attributable to American Tower Corporation common stockholders	$(2.59)	$(0.42)	$(2.10)	$(0.31)
Diluted net income from continuing operations attributable to American Tower Corporation common stockholders	$0.89	$1.68	$4.28	$3.31
Diluted net loss from discontinued operations attributable to American Tower Corporation common stockholders	$(2.58)	$(0.42)	$(2.09)	$(0.31)
Basic net (loss) income attributable to American Tower Corporation common stockholders	$(1.70)	$1.26	$2.20	$3.00
Diluted net (loss) income attributable to American Tower Corporation common stockholders	$(1.69)	$1.26	$2.19	$2.99
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	467,196	466,168	466,919	466,000
DILUTED	468,261	467,161	468,001	467,034

_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $43.7 million and $150.8 million for the three and nine months ended September 30, 2024, respectively, and $39.4 million and $149.0 million for the three and nine months ended September 30, 2023, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,049.7	$1,353.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,623.9	2,321.6
Stock-based compensation expense	161.7	158.0
Loss on early retirement of long-term obligations	—	0.3
Loss on sale of ATC TIPL	1,245.5	—
Other non-cash items reflected in statements of operations	320.9	413.9
Increase in net deferred rent balances	(220.4)	(341.4)
Right-of-use asset and Operating lease liability, net	27.0	(60.5)
Changes in unearned revenue	56.1	0.0
Increase in assets	(130.3)	(268.1)
(Decrease) increase in liabilities	(42.6)	2.9
Cash provided by operating activities	4,091.5	3,580.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(1,146.6)	(1,273.5)
Payments for acquisitions, net of cash acquired	(114.9)	(151.9)
Proceeds from sales of short-term investments and other non-current assets(1)	253.2	13.0
Proceeds from the sale of ATC TIPL	2,158.8	—
Deposits and other	(379.2)	246.8
Cash provided by (used for) investing activities	771.3	(1,165.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	8.8	147.3
Borrowings under credit facilities	6,147.9	5,370.0
Proceeds from issuance of senior notes, net	2,374.1	5,678.3
Proceeds from issuance of securities in securitization transaction	—	1,300.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(2)	(10,435.8)	(12,437.1)
Contributions from noncontrolling interest holders	103.7	3.0
Distributions to noncontrolling interest holders	(361.8)	(34.4)
Proceeds from stock options and employee stock purchase plan	38.1	12.3
Distributions paid on common stock	(2,316.9)	(2,193.2)
Deferred financing costs and other financing activities(3)	(102.0)	(127.7)
Cash used for financing activities	(4,543.9)	(2,281.5)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(130.1)	(42.5)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	188.8	90.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,093.4	2,140.7
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,282.2	$2,231.6
CASH PAID FOR INCOME TAXES, NET(4)	$224.4	$197.4
CASH PAID FOR INTEREST	$1,216.7	$1,054.8
_______________
(1)Nine months ended September 30, 2024 includes $238.0 million from the sale of the optionally convertible debentures issued by one of the Company's customers in India, Vodafone Idea Limited ("VIL," and the optionally convertible debentures, the "VIL OCDs"), and associated shares of equity of VIL (the "VIL Shares").
(2)Nine months ended September 30, 2024 and September 30, 2023 include $3.9 million and $4.8 million of finance lease payments, respectively.
(3)Nine months ended September 30, 2024 and September 30, 2023 include $24.0 million and $30.4 million of perpetual land easement payments, respectively.
(4)Nine months ended September 30, 2024 includes withholding taxes paid in India of $36.4 million, which were incurred as a result of the ATC TIPL Transaction.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2024
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific(1)	Africa	Europe	Total International(2)	Data Centers(3)	Total Property
Segment revenues	$1,318	$403	$6	$297	$213	$918	$234	$2,470	$52	$2,522
Segment operating expenses	225	128	1	93	79	302	100	627	25	652
Segment Gross Margin	$1,093	$275	$4	$204	$134	$616	$134	$1,843	$28	$1,871
Segment SG&A(4)	41	29	2	16	14	61	21	122	5	127
Segment Operating Profit	$1,052	$246	$2	$188	$120	$556	$113	$1,721	$22	$1,743
Segment Operating Profit Margin	80%	61%	39%	63%	56%	61%	48%	70%	43%	69%

Growth Metrics
Revenue Growth	(0.5)%	(12.4)%	18.8%	1.1%	6.2%	(4.2)%	10.3%	(1.0)%	100.0%	0.0%
Total Tenant Billings Growth	4.9%	1.9%	25.7%	16.7%	7.9%	7.7%	N/A	5.9%
Organic Tenant Billings Growth	5.0%	1.7%	10.6%	11.5%	6.3%	5.7%	N/A	5.2%

Revenue Components(5)
Prior-Year Tenant Billings	$1,169	$310	$4	$193	$132	$639	$—	$1,808
Colocations/Amendments	45	7	0	10	6	23	—	68
Escalations	35	13	0	16	4	33	—	68
Cancellations	(19)	(14)	(0)	(4)	(1)	(19)	—	(38)
Other	(3)	(1)	0	1	(0)	(1)	—	(4)
Organic Tenant Billings	$1,227	$315	$4	$216	$141	$676	$—	$1,902
New Site Tenant Billings	(1)	0	1	10	2	13	—	12
Total Tenant Billings	$1,226	$315	$5	$226	$143	$689	$—	$1,914
Foreign Currency Exchange Impact(6)	(0)	(29)	(0)	(23)	1	(51)	—	(51)
Total Tenant Billings (Current Period)	$1,226	$287	$5	$203	$144	$638	$—	$1,863

Straight-Line Revenue	59	(5)	1	13	1	10	2	70
Pre-paid Amortization Revenue	22	1	—	1	8	9	—	31
Other Revenue	12	8	0	(3)	5	11	232	254
International Pass-Through Revenue	—	126	0	92	56	273	—	273
Foreign Currency Exchange Impact(7)	(0)	(13)	(0)	(8)	0	(21)	—	(21)
Total Property Revenue (Current Period)	$1,318	$403	$6	$297	$213	$918	$234	$2,470
_______________
(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)Total International reflects the Company’s international operations excluding Canada.
(3)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(4)Excludes stock-based compensation expense.
(5)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(6)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(7)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2023
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific(1)	Africa	Europe	Total International(2)	Data Centers(3)	Total Property
Segment revenues	$1,325	$460	$5	$294	$200	$959	$212	$2,495	$26	$2,521
Segment operating expenses	214	144	1	97	79	321	90	626	13	638
Segment Gross Margin	$1,110	$315	$4	$197	$122	$637	$122	$1,869	$14	$1,883
Segment SG&A(4)	40	29	2	13	15	59	18	117	6	123
Segment Operating Profit	$1,070	$286	$2	$184	$107	$578	$104	$1,752	$8	$1,760
Segment Operating Profit Margin	81%	62%	35%	63%	53%	60%	49%	70%	29%	70%

Growth Metrics
Revenue Growth	5.2%	9.3%	60.0%	(3.2)%	8.9%	5.2%	9.4%	5.6%	(57.5)%	4.0%
Total Tenant Billings Growth	5.4%	5.4%	55.5%	18.6%	10.0%	11.0%	N/A	7.3%
Organic Tenant Billings Growth	5.3%	5.2%	9.3%	12.8%	8.2%	8.4%	N/A	6.3%

Revenue Components(5)
Prior-Year Tenant Billings	$1,109	$265	$3	$190	$112	$569	$—	$1,678
Colocations/Amendments	58	9	0	16	3	28	—	86
Escalations	33	19	0	19	7	45	—	78
Cancellations	(30)	(14)	(0)	(12)	(1)	(26)	—	(56)
Other	(2)	0	0	1	(0)	1	—	(1)
Organic Tenant Billings	$1,168	$279	$3	$214	$121	$617	$—	$1,785
New Site Tenant Billings	1	0	1	11	2	15	—	16
Total Tenant Billings	$1,169	$279	$4	$225	$123	$631	$—	$1,800
Foreign Currency Exchange Impact(6)	(0)	30	(0)	(32)	9	8	—	8
Total Tenant Billings (Current Period)	$1,169	$310	$4	$193	$132	$639	$—	$1,808

Straight-Line Revenue	91	(2)	1	18	1	17	4	112
Pre-paid Amortization Revenue	21	0	—	0	4	5	—	26
Other Revenue	44	27	(0)	1	7	35	208	287
International Pass-Through Revenue	—	112	0	121	51	284	—	284
Foreign Currency Exchange Impact(7)	0	13	(0)	(40)	5	(22)	—	(22)
Total Property Revenue (Current Period)	$1,325	$460	$5	$294	$200	$959	$212	$2,495
_______________
(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)Total International reflects the Company’s international operations excluding Canada.
(3)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(4)Excludes stock-based compensation expense.
(5)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(6)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(7)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows(1):
	Three Months Ended September 30,
	2024	2023
Net (loss) income	$(780.4)	$577.3
Loss from discontinued operations, net of taxes	1,208.5	197.5
Income tax provision	122.4	49.5
Other expense (income)	269.6	(234.5)
Interest expense	356.8	356.5
Interest income	(37.7)	(33.3)
Other operating expense	5.1	26.6
Depreciation, amortization and accretion	498.5	723.2
Stock-based compensation expense	43.7	39.4
Adjusted EBITDA	$1,686.5	$1,702.2
Total revenue	$2,522.3	$2,521.1
Adjusted EBITDA Margin	67%	68%
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(1)All line items, except for Net (loss) income and Loss from discontinued operations, net of taxes, exclude discontinued operations.

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended September 30,
	2024	2023
Net (loss) income(1)	$(780.4)	$577.3
Real estate related depreciation, amortization and accretion	461.5	661.2
Losses from sale or disposal of real estate and real estate related impairment charges(2)	9.6	24.2
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(3)	(92.6)	(84.5)
Adjustments for discontinued operations(4)	1,259.3	358.4
Nareit FFO attributable to AMT common stockholders	$857.4	$1,536.6
Straight-line revenue	(68.5)	(108.2)
Straight-line expense	17.3	6.0
Stock-based compensation expense	43.7	39.4
Deferred portion of income tax and other income tax adjustments(5)	79.1	(1.7)
Non-real estate related depreciation, amortization and accretion	37.0	62.0
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	13.7	12.7
Other expense (income)(6)	269.6	(234.5)
Other operating (income) expense(7)	(4.5)	2.4
Capital improvement capital expenditures	(36.8)	(44.3)
Corporate capital expenditures	(4.3)	(3.2)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(8)	1.4	4.2
Adjustments for discontinued operations(9)	32.3	(65.5)
AFFO attributable to AMT common stockholders	$1,237.4	$1,205.9
Divided by weighted average diluted shares outstanding (in thousands)	468,261	467,161
AFFO attributable to AMT common stockholders per Share	$2.64	$2.58
As Adjusted:
AFFO attributable to AMT common stockholders from discontinued operations	(83.1)	(95.4)
AFFO attributable to American Tower Corporation common stockholders from continuing operations	$1,154.3	$1,110.5
Adjustment for interest expense savings associated with the use of ATC TIPL Transaction proceeds	26.4	32.8
AFFO attributable to AMT common stockholders, as adjusted(10)	$1,180.7	$1,143.3
AFFO attributable to AMT common stockholders per Share, as adjusted(10)	$2.52	$2.45
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(1)For the three months ended September 30, 2024 and 2023, includes Loss from discontinued operations, net of taxes of $1.2 billion and $197.5 million, respectively.

(2)There are no material impairment charges for the three months ended September 30, 2024. The three months ended September 30, 2023 includes impairment charges of approximately $9.8 million.
(3)Includes distributions to noncontrolling interest holders, distributions related to the outstanding mandatorily convertible preferred equity in connection with the Company’s agreements with certain investment vehicles affiliated with Stonepeak Partners LP and adjustments for the impact of noncontrolling interests on Nareit FFO attributable to American Tower Corporation common stockholders.
(4)For the three months ended September 30, 2024 and 2023, includes (i) real estate related depreciation, amortization and accretion for discontinued operations of $13.1 million and $38.0 million, respectively, and (ii) losses from the sale or disposal of real estate and real estate related impairment charges for discontinued operations of $1.2 billion and $320.4 million, respectively. For the three months ended September 30, 2024, includes a loss on the sale of ATC TIPL of $1.2 billion. For the three months ended September 30, 2023, includes goodwill impairment charges of $322.0 million recorded for the India reporting unit.
(5)For the three months ended September 30, 2024, includes adjustments for withholding taxes paid in Singapore of $2.9 million, which were incurred as a result of the ATC TIPL Transaction. We believe that these withholding tax payments are nonrecurring, and do not believe these are an indication of our operating performance. Accordingly, we believe it is more meaningful to present AFFO attributable to American Tower Corporation common stockholders excluding these amounts.
(6)For the three months ended September 30, 2024 and September 30, 2023, includes losses (gains) on foreign currency exchange rate fluctuations of $337.4 million and ($239.0) million, respectively.
(7)Primarily includes acquisition-related costs, integration costs and disposition costs.
(8)Includes adjustments for the impact of noncontrolling interests on other line items, excluding those already adjusted for in Nareit FFO attributable to American Tower Corporation common stockholders.
(9)Includes the impact of discontinued operations associated with other line items, excluding the impact already included in Nareit FFO attributable to American Tower Corporation common stockholders.
(10)Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the India Term Loan, as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.